Exhibit 99.2

LASALLE HOTEL PROPERTIES

LASALLE HOTEL PROPERTIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	December 31, 2008	December 31, 2007

Assets:
Investment in hotel properties, net (Note 4)	$1,967,255	$1,885,423
Property under development (Note 4)	66,563	111,236
Cash and cash equivalents	18,056	26,050
Restricted cash reserves (Notes 2 and 8)	9,853	11,929
Rent receivable	85	3,075
Hotel receivables (net of allowance for doubtful accounts of approximately $1,340 and $722, respectively)	21,988	25,694
Deferred financing costs, net	2,672	3,441
Deferred tax asset (Note 14)	17,484	15,117
Prepaid expenses and other assets	27,514	29,355

Total assets	$2,131,470	$2,111,320

Liabilities:
Borrowings under credit facilities (Note 7)	$234,505	$70,416
Bonds payable (Note 7)	42,500	42,500
Mortgage loans (including unamortized premium of $412 and $590, respectively) (Note 7)	685,686	762,904
Accounts payable and accrued expenses	87,188	85,308
Advance deposits	12,134	7,265
Accrued interest	3,424	3,926
Distributions payable	9,121	12,466

Total liabilities	1,074,558	984,785

Redeemable noncontrolling interest in consolidated entity (Notes 2 and 3)	2,769	—

Commitments and contingencies

Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, (liquidation preference $294,250), 40,000,000 shares authorized and 11,770,000 shares issued and outstanding (Note 9)	118	118
Common shares of beneficial interest, $0.01 par value, 200,000,000 shares authorized; 41,065,487 and 40,140,230 shares issued and outstanding, respectively (Note 9)	411	401
Additional paid-in capital, net of offering costs of $42,679	1,146,581	1,128,708
Distributions in excess of retained earnings	(153,438)	(91,091)

Total shareholders’ equity	993,672	1,038,136

Noncontrolling Interests:
Noncontrolling interest in consolidated entity	64	—
Noncontrolling interest of common units in Operating Partnership (redemption value of $774 and $3,303, respectively) (Notes 2 and 9)	668	747
Noncontrolling interest of preferred units in Operating Partnership (redemption value of $59,787 and $87,697, respectively) (Notes 2 and 9)	59,739	87,652

Total noncontrolling interests	60,471	88,399

Total equity	1,054,143	1,126,535

Total liabilities and shareholders’ equity	$2,131,470	$2,111,320

The accompanying notes are an integral part of these consolidated financial statements.

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the year ended December 31,
	2008	2007	2006

Revenues:
Hotel operating revenues:
Room	$430,148	$410,151	$359,003
Food and beverage	181,221	170,696	159,461
Other operating department	51,637	48,033	43,916

Total hotel operating revenues	663,006	628,880	562,380
Participating lease revenue	12,799	27,193	25,401
Other income	7,572	5,637	6,050

Total revenues	683,377	661,710	593,831

Expenses:
Hotel operating expenses:
Room	100,162	90,816	80,656
Food and beverage	121,866	114,165	107,107
Other direct	23,788	21,953	21,800
Other indirect (Note 13)	178,541	172,830	155,562

Total hotel operating expenses	424,357	399,764	365,125
Depreciation and amortization	106,748	92,338	77,019
Real estate taxes, personal property taxes and insurance	34,606	32,562	27,212
Ground rent (Note 8)	7,213	6,964	6,433
General and administrative	17,549	13,574	12,403
Lease termination expense (Note 8)	4,296	—	800
Other expenses	3,504	2,966	3,010

Total operating expenses	598,273	548,168	492,002

Operating income	85,104	113,542	101,829
Interest income	159	1,386	1,875
Interest expense	(48,213)	(46,289)	(42,408)

Income before income tax benefit (expense), equity in earnings of joint venture and discontinued operations	37,050	68,639	61,296
Income tax benefit (expense) (Note 14)	1,316	(3,075)	277
Equity in earnings of joint venture	—	27	38,420

Income from continuing operations	38,366	65,591	99,993

Discontinued operations:
Income from operations of property disposed of, including gain on disposal of assets	—	30,464	3,570
Income tax benefit	—	69	124

Net income from discontinued operations	—	30,533	3,694

Net income	38,366	96,124	103,687

Noncontrolling interests:
Redeemable noncontrolling interest in loss of consolidated entity (Notes 2 and 3)	39	—	—
Noncontrolling interest of common units in Operating Partnership (Notes 2 and 9)	(100)	(249)	(142)
Noncontrolling interest of preferred units in Operating Partnership (Notes 2 and 9)	(5,178)	(6,120)	(4,485)

Net income attributable to noncontrolling interests	(5,239)	(6,369)	(4,627)

Net income attributable to the Company	33,127	89,755	99,060
Distributions to preferred shareholders	(22,497)	(24,344)	(25,604)
Issuance costs of redeemed preferred shares (Note 9)	—	(3,868)	—

Net income attributable to common shareholders	$10,630	$61,543	$73,456

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations - Continued

(Dollars in thousands, except per share data)

	For the year ended December 31,
	2008	2007	2006
Earnings per Common Share - Basic:
Net income attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$0.25	$0.77	$1.77
Discontinued operations	—	0.76	0.09

Net income applicable to common shareholders excluding amounts attributable to unvested restricted shares	$0.25	$1.53	$1.86

Earnings per Common Share - Diluted:
Net income attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$0.25	$0.76	$1.76
Discontinued operations	—	0.76	0.09

Net income applicable to common shareholders excluding amounts attributable to unvested restricted shares	$0.25	$1.52	$1.85

Weighted average number of common shares outstanding:
Basic	40,158,745	39,852,182	39,356,881
Diluted	40,257,970	40,045,509	39,562,982

The accompanying notes are an integral part of these consolidated financial statements.

LASALLE HOTEL PROPERTIES

Consolidated Statements of Equity

(Dollars in thousands, except per share data)

	Preferred Shares	Treasury Shares	Common Shares of Beneficial Interest	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Distributions in Excess of Retained Earnings	Total Shareholders’ Equity	Noncontrolling Interest in Consolidated Entity	Noncontrolling Interest of Common Units in Operating Partnership	Noncontrolling Interest of Preferred Units in Operating Partnership	Total Noncontrolling Interests	Total Equity

Balance, December 31, 2005	$83	$—	$361	$894,976	$1,353	$(85,691)	$811,082	$—	$2,597	$59,739	$62,336	$873,418

Issuance of shares/units, net of offering costs	75	216	37	320,516	—	(26)	320,818	—	3,032	27,461	30,493	351,311
Repurchase of common shares into treasury	—	(1,016)	—	—	—	—	(1,016)	—	—	—	—	(1,016)
Options exercised	—	67	—	467	—	(50)	484	—	—	—	—	484
Unit conversions	—	810	1	1,607	—	(408)	2,010	—	(2,010)	—	(2,010)	—
Deferred compensation, net	—	(77)	2	1,785	—	—	1,710	—	—	—	—	1,710
Unrealized loss on interest rate derivatives	—	—	—	—	(300)	—	(300)	—	—	—	—	(300)
Reclassification of unrealized gain	—	—	—	—	(1,053)	—	(1,053)	—	—	—	—	(1,053)
Distributions on common shares/units ($1.56 per share)	—	—	—	—	—	(62,125)	(62,125)	—	(75)	—	(75)	(62,200)
Distributions on preferred shares/units	—	—	—	—	—	(25,604)	(25,604)	—	—	(4,257)	(4,257)	(29,861)
Net income	—	—	—	—	—	99,060	99,060	—	142	4,485	4,627	103,687

Balance, December 31, 2006	$158	$—	$401	$1,219,351	$—	$(74,844)	$1,145,066	$—	$3,686	$87,428	$91,114	$1,236,180

Issuance of shares, net of offering costs	—	164	—	(13)	—	—	151	—	—	—	—	151
Redemption of preferred shares	(40)	—	—	(95,889)	—	(3,868)	(99,797)	—	—	—	—	(99,797)
Repurchase of common shares into treasury	—	(1,038)	—	—	—	—	(1,038)	—	—	—	—	(1,038)
Options exercised	—	688	—	(441)	—	—	247	—	—	—	—	247
Deferred compensation, net	—	186	—	3,198	—	—	3,384	—	—	—	—	3,384
Reclassification of noncontrolling interest	—	—	—	2,986	—	—	2,986	—	(2,986)	—	(2,986)	—
Reclassification of retained earnings	—	—	—	(484)	—	484	—	—	—	—	—	—
Distributions on common shares/units ($1.95 per share)	—	—	—	—	—	(78,274)	(78,274)	—	(202)	—	(202)	(78,476)
Distributions on preferred shares/units	—	—	—	—	—	(24,344)	(24,344)	—	—	(5,896)	(5,896)	(30,240)
Net income	—	—	—	—	—	89,755	89,755	—	249	6,120	6,369	96,124

Balance, December 31, 2007	$118	$—	$401	$1,128,708	$—	$(91,091)	$1,038,136	$—	$747	$87,652	$88,399	$1,126,535

Issuance of shares, net of offering costs	—	112	—	40	—	—	152	69	—	—	69	221
Redemption of preferred units, including reversal of offering costs	—	—	—	—	—	—	—	—	—	(14,341)	(14,341)	(14,341)
Repurchase of common shares into treasury	—	(955)	—	—	—	—	(955)	—	—	—	—	(955)
Options exercised	—	15	—	212	—	—	227	—	—	—	—	227
Unit conversions	—	76	7	13,698	—	—	13,781	—	(660)	(13,121)	(13,781)	—
Deferred compensation, net	—	752	3	4,583	—	—	5,338	—	—	—	—	5,338
Reclassification of noncontrolling interest	—	—	—	(660)	—	—	(660)	—	660	—	660	—
Redeemable noncontrolling interest	—	—	—	—	—	39	39	—	—	—	—	39
Distributions on common shares/units ($1.80 per share)	—	—	—	—	—	(72,977)	(72,977)	—	(179)	—	(179)	(73,156)
Distributions on preferred shares/units	—	—	—	—	—	(22,497)	(22,497)	(5)	—	(5,629)	(5,634)	(28,131)
Net income	—	—	—	—	—	33,088	33,088	—	100	5,178	5,278	38,366

Balance, December 31, 2008	$118	$—	$411	$1,146,581	$—	$(153,438)	$993,672	$64	$668	$59,739	$60,471	$1,054,143

The accompanying notes are an integral part of these consolidated financial statements.

LASALLE HOTEL PROPERTIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the year ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$38,366	$96,124	$103,687
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,748	92,389	78,966
Amortization of deferred financing costs and mortgage premiums	1,170	990	2,209
Gain on sale of property disposed of	—	(30,401)	—
Deferred compensation	5,338	3,384	1,710
Allowance for doubtful accounts	618	9	(274)
Equity in earnings of unconsolidated entities	—	—	(38,420)
Changes in assets and liabilities:
Restricted cash reserves, net	(1,642)	187	(2,159)
Rent receivable	2,990	(191)	(646)
Hotel receivables	3,437	(2,904)	(4,394)
Deferred tax asset	(2,367)	1,583	1,476
Prepaid expenses and other assets	(1,758)	859	(7,628)
Accounts payable and accrued expenses	2,080	5,810	19,550
Advance deposits	4,869	398	1,361
Accrued interest	(502)	(9)	1,404

Net cash provided by operating activities	159,347	168,228	156,842

Cash flows from investing activities:
Improvements and additions to hotel properties	(89,280)	(134,483)	(65,821)
Acquisition of properties	(51,469)	—	(525,054)
Distributions from joint venture	—	—	39,398
Purchase of office furniture and equipment	(45)	(631)	(166)
Restricted cash reserves, net	3,718	2,773	4,819
Proceeds from sale of investment in hotel property	—	71,632	—

Net cash used in investing activities	(137,076)	(60,709)	(546,824)

Cash flows from financing activities:
Borrowings under credit facilities	432,490	261,370	491,721
Repayments under credit facilities	(268,401)	(190,954)	(522,376)
Proceeds from mortgage loans	—	—	302,680
Repayments of mortgage loans	(77,040)	(4,185)	(60,893)
Payment of deferred financing costs	(579)	(1,086)	(1,086)
Contributions from noncontrolling interests	2,877	—	—
Purchase of treasury shares	(955)	(1,038)	(1,016)
Proceeds from exercise of stock options	227	247	484
Proceeds from issuance of preferred shares	—	—	187,500
Proceeds from issuance of common shares	—	—	142,884
Redemption of preferred shares/units	(14,343)	(99,797)	—
Payment of preferred offering costs	—	—	(4,642)
Payment of common offering costs	—	—	(5,126)
Distributions-preferred shares/units	(28,131)	(31,870)	(27,225)
Distributions-common shares/units	(76,410)	(77,182)	(60,050)

Net cash (used in) provided by financing activities	(30,265)	(144,495)	442,855

Net change in cash and cash equivalents	(7,994)	(36,976)	52,873
Cash and cash equivalents, beginning of year	26,050	63,026	10,153

Cash and cash equivalents, end of year	$18,056	$26,050	$63,026

The accompanying notes are an integral part of these consolidated financial statements.

LASALLE HOTEL PROPERTIES

Notes to Consolidated Financial Statements

(Dollars in thousands, expect per share data)

1.	Organization

LaSalle Hotel Properties (the “Company”) was organized in the state of Maryland on January 15, 1998 as a real estate investment trust (“REIT”) as defined in the Internal Revenue Code. The Company buys, owns, redevelops and leases primarily upscale and luxury full-service hotels located in convention, resort and major urban business markets. As a REIT, the Company is generally not subject to federal corporate income tax on that portion of its net income that is currently distributed to shareholders. The income of LaSalle Hotel Lessee, Inc. (“LHL”), the Company’s taxable-REIT subsidiary, is subject to taxation at normal corporate rates.

As of December 31, 2008, the Company owned interests in 31 hotels with approximately 8,500 suites/rooms located in 11 states and the District of Columbia. Each hotel is leased under a participating lease that provides for rental payments equal to the greater of (i) a base rent or (ii) a participating rent based on hotel revenues. One of the hotels (Le Montrose Suite Hotel) is leased to an unaffiliated lessee (an affiliate of whom also operates this hotel) and 30 of the hotels are leased to LHL, or a wholly-owned subsidiary of LHL, including one hotel which transitioned from a lease with an unaffiliated lessee to a new lease with LHL as of June 1, 2008. On January 1, 2009, Le Montrose Suite Hotel also transitioned to a new lease with LHL. The LHL leases expire between 2009 and 2013. Lease revenue from LHL and its wholly-owned subsidiaries is eliminated in consolidation. A third-party or non-affiliated hotel operator manages each hotel, which is also subject to a hotel management agreement. Additionally, the Company owned a 95.0% joint venture interest in a property under development.

Substantially all of the Company’s assets are held by, and all of its operations are conducted through, LaSalle Hotel Operating Partnership, LP (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership. The Company owned 99.8% of the common units of the Operating Partnership at December 31, 2008. The remaining 0.2% was held by a limited partner who held 70,000 limited partnership common units at December 31, 2008. As of December 31, 2008, a limited partner owned 2,348,888 Series C Preferred Units of limited partnership interest in the Operating Partnership. Finally, a limited partner redeemed 1,098,348 Series F Preferred Units of limited partnership interest in the Operating Partnership during the year ended December 31, 2008 for 568,786 common shares of beneficial interest and $14,487 in cash. See Note 9 for additional disclosures on common and preferred operating partnership units.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company, the Operating Partnership, LHL and their subsidiaries in which they have a controlling interest, including joint ventures. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Risks and Uncertainties

The state of the overall economy can significantly impact hotel operational performance and thus, impact the Company’s financial position. Should any of the hotels experience a significant decline in operational performance, it may affect the Company’s ability to make distributions to its shareholders and service debt or meet other financial obligations.

Fair Value of Financial Instruments

Fair value is determined by using available market information and appropriate valuation methodologies. Borrowings under the senior unsecured credit facility, borrowings under LHL’s credit facility, the mortgage loan on Gild Hall and the Massachusetts Port Authority Special Project Revenue Bonds bear interest at variable market rates, the carrying values of which approximate market value at December 31, 2008 and 2007. The Company estimates the fair value of its fixed rate debt by discounting the future cash flows of each instrument at estimated market rates consistent with the maturity of the debt obligation with similar credit policies. As of December 31, 2008, the estimated fair value of the Company’s fixed rate mortgage debt was $662,896. Management determined that, as of December 31, 2007, the carrying amounts of the Company’s fixed rate debt approximated fair value. The carrying amounts of the Company’s other financial instruments approximate fair value because of the relatively short maturities of these instruments.

Investment in Hotel Properties

Upon acquisition, the Company allocates the purchase price of asset classes based on the fair value of the acquired real estate, furniture, fixtures and equipment, assumed debt and intangible assets. The Company’s investments in hotel properties are carried at cost and are depreciated using the straight-line method over an estimated useful life of 30 to 40 years for buildings, 15 years for building improvements, the shorter of the useful life of the improvement or the term of the related tenant lease for tenant improvements, 7 years for land improvements, 20 years for golf course land improvements, 20 years for swimming pool assets, and 3 to 5 years for furniture, fixtures and equipment. For investments subject to ground leases, assets are depreciated over the shorter of the useful lives of the assets or the term of the ground lease. Renovations and/or replacements that improve or extend the life of the asset are capitalized and depreciated over their estimate useful lives. Furniture, fixtures and equipment under capital leases are carried at the present value of the minimum lease payments.

The Company is required to make subjective assessments as to the useful lives and classification of its properties for purposes of determining the amount of depreciation expense to reflect each year with respect to those properties. These assessments have a direct impact on the Company’s net income. Should the Company change the expected useful life or classification of particular assets, it would result in a change in depreciation expense and annual net income.

The Company periodically reviews the carrying value of each hotel and development property to determine if circumstances exist indicating impairment to the carrying value of the investment in the hotel or development property or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the Company will prepare an estimate of the undiscounted future cash flows, without interest charges, of the specific hotel or development property and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel or development property to reflect the hotel or development property at fair value. These assessments have a direct impact on the Company’s net income. The Company does not believe that there are any facts or circumstances indicating impairment in the carrying value of any of its hotels or development property.

In accordance with the provisions of Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” a hotel is considered held for sale when a contract for sale is entered into, a substantial nonrefundable deposit has been committed by the purchaser, and sale is expected to occur within one year.

Interest and real estate taxes incurred during the renovation period are capitalized and depreciated over the lives of the renovated assets. Capitalized interest for the years ended December 31, 2008, 2007, and 2006 was $3,525, $4,171 and $2,589, respectively.

Intangible Assets

The Company has an intangible asset for rights to build in the future at the Lansdowne Resort, which has an indefinite useful life. The Company does not amortize intangible assets with indefinite useful lives. The non-amortizable intangible asset is reviewed annually for impairment and more frequently if events or circumstances indicate that the asset may be impaired. If a non-amortizable intangible asset is subsequently determined to have a finite useful life, the intangible asset will be written down to the lower of its fair value or carrying amount and then amortized prospectively, based on the remaining useful life of the intangible asset. The intangible asset for rights to build in the future is included in investment in hotel properties in the accompanying consolidated balance sheets.

Derivative/Financial Instruments

In the normal course of business, the Company is exposed to the effects of interest rate changes. As of December 31, 2008, approximately 30.9% of the Company’s borrowings were subject to variable rates. The Company limits the risks associated with interest rate changes by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used primarily to align rate movements between interest rates associated with the Company’s hotel operating revenue, participating lease revenue and other financial assets with interest rates on related debt, and manage the cost of borrowing obligations. The Company may utilize derivative financial instruments to manage, or hedge, interest rate risk. The Company requires that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential in order to qualify for hedge accounting. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income each period until the instrument matures. See Note 11 for additional disclosures on derivatives.

The Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, the Company has not sustained a material loss from those instruments nor does it anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

To manage interest rate risk, the Company may employ options, forwards, interest rate swaps, caps and floors or a combination thereof depending on the underlying exposure. The Company utilizes a variety of borrowings including lines of credit and medium and long-term financings. To reduce overall interest cost, the Company uses interest rate instruments, typically interest rate swaps, to convert a portion of its variable rate debt to fixed rate debt. Interest rate differentials that arise under these swap contracts are recognized in interest expense over the life of the contracts. The resulting cost of funds is usually lower than that which would have been available if debt with matching characteristics was issued directly.

To determine the fair values of derivative instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risks existing as of each valuation date. For the majority of financial instruments including most derivatives and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost, and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Restricted Cash Reserves

At December 31, 2008, the Company held $9,853 in restricted cash reserves. Included in such amounts are (i) $2,777 of reserve funds relating to the hotels with leases or operating agreements requiring the Company to maintain restricted cash to fund future capital expenditures, (ii) $6,160 deposited in mortgage escrow accounts pursuant to mortgage obligations to pre-fund a portion of certain hotel expenses and debt payments and (iii) $916 held by insurance companies on our behalf to be refunded or applied to future liabilities.

Deferred Financing Costs

Financing costs related to long-term debt are recorded at cost and are amortized as interest expense over the life of the related debt instrument. Accumulated amortization at December 31, 2008 and 2007 was $3,267 and $2,926, respectively.

Revenue Recognition

For properties not leased by LHL, the Company recognizes lease revenue on an accrual basis pursuant to the terms of each participating lease. Base and participating rent are each recognized based on quarterly thresholds pursuant to each participating lease (see Note 12). For properties leased by LHL, the Company recognizes hotel operating revenue on an accrual basis consistent with the hotel operations. For retail operations, revenue is recognized on a straight line basis over the life of the retail leases. Revenue from retail operations is included in other income in the accompanying consolidated statements of operations.

For the Lansdowne Resort, the Company defers golf membership initiation fees and social membership initiation fees and recognizes revenue over the average expected life of an active membership (currently six years) on a straight-line basis. Golf membership, social membership, health club and executive club annual dues are recognized as earned throughout the membership year. As of December 31, 2008 and 2007, deferred membership revenue was $7,716 and $9,130, respectively. The Company recorded revenue of $2,982, $2,884 and $2,231 for the years ended December 31, 2008, 2007 and 2006, respectively.

Share-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment” using the modified prospective transition method. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

Under the modified prospective transition method, compensation cost is recognized in the financial statements based on the requirements of SFAS 123R for all share-based payments granted or modified after the effective date, and, based on the requirements of SFAS 123, for all unvested awards granted prior to the effective date of SFAS 123R. The Company has not issued any share option awards since 2002. The Company recognizes compensation cost for restricted shares issued based upon the fair market value of the common shares at the grant date, adjusted for forfeitures. Compensation cost is recognized on a straight-line basis over the vesting period.

Reclassification

Certain amounts in the 2007 and 2006 financial statements have been reclassified to conform with 2008 presentation.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurements. This guidance was issued to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. FAS 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007. Adoption on January 1, 2008 did not have a material effect on the Company. The Company has deferred the application of FAS 157-2 related to non-financial assets and liabilities, but does not anticipate a material effect on the Company.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 was effective as of the beginning of the first fiscal year that begins after November 15, 2007. Adoption on January 1, 2008 did not have a material effect on the Company since the Company did not elect to measure any financial assets or liabilities at fair value.

In December 2007, the FASB issued revised SFAS No. 141, “Business Combinations” (“FAS 141(R)”). FAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquirer; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The objective of the guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. FAS 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Adoption on January 1, 2009 impacts the Company’s accounting for future acquisitions and related transaction costs.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“FAS 161”). FAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. The objective of the guidance is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. FAS 161 is effective for fiscal years beginning after November 15, 2008. Management is adhering to the enhanced disclosure requirements regarding derivative instruments and hedging activities.

In June 2008, the FASB issued FASB Staff Position on Emerging Issues Task Force Issue 03-6, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share (“EPS”) pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of FSP EITF 03-6-1. Early application is not permitted. The Company has adopted FSP EITF 03-6-1 effective January 1, 2009. As a result, the financial statements included in Exhibit 99.2 of this Form 8-K have been revised to give effect to the adoption of FSP EITF 03-6-1 for all periods presented.

Noncontrolling Interests

The Company includes the accounts of all entities in which it holds a controlling financial interest in accordance with FASB Accounting Research Bulletin No. 51 (As Amended), “Consolidated Financial Statements” (“ARB 51”). A controlling financial interest is typically attributable to the entity with a majority voting interest per ARB 51. However, FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), clarifies that controlling financial interests may be achieved through arrangements that do not involve voting interests. Under FIN 46(R), the controlling financial interest is held by the entity that will absorb a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”), effective for fiscal years beginning on or after December 15, 2008. Per FAS 160, noncontrolling interest is the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. The ownership interests in the subsidiary that are held by owners other than the parent are noncontrolling interests. Under FAS 160, such noncontrolling interests are reported on the consolidated balance sheets within equity, separately from the Company’s equity. On the consolidated statements of operations, revenues, expenses and net income or loss from less-than-wholly-owned subsidiaries are reported at the consolidated amounts, including both the amounts attributable to the Company and noncontrolling interests. Consolidated statements of equity are included for both quarterly and annual financial statements, including beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity. The Company has adopted FAS 160 effective January 1, 2009. As a result, the financial statements included in Exhibit 99.2 of this Form 8-K have been revised to give effect to the adoption of FAS 160 for all periods presented.

However, per FASB Emerging Issues Task Force Topic No. D-98, “Classification and Measurement of Redeemable Securities” (“EITF D-98”), securities that are redeemable for cash or other assets at the option of the holder, not solely within the control of the issuer, must be classified outside of permanent equity. This would result in certain outside ownership interests being included as redeemable noncontrolling interest outside of permanent equity in the consolidated balance sheets. The Company makes this determination based on terms in applicable agreements, specifically in relation to redemption provisions. Additionally, with respect to noncontrolling interests for which the Company has a choice to settle the contract by delivery of its own shares, the Company considered the guidance in EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to evaluate whether the Company controls the actions or events necessary to issue the maximum number of shares that could be required to be delivered under share settlement of the contract.

The consolidated results of the Company include the following ownership interests held by owners other than the Company: the common units in the Operating Partnership held by a third party (70,000 at December 31, 2008), the preferred units in the Operating Partnership held by third parties (2,348,888 Series C Preferred Units at December 31, 2008), the outside preferred ownership interests in a tax-related ownership entity and the 5.0% interest of the outside partner in the Modern Magic Hotel LLC joint venture.

Regarding the common and preferred units in the Operating Partnership, the Company controls the actions or events necessary to issue the maximum number of shares that could be required to be delivered under share settlement at redemption. With respect to the preferred ownership interests in a tax-related ownership entity held by third parties, such interests are not redeemable by the holders. Accordingly, the Company has determined that these interests are noncontrolling interests to be included in permanent equity, separate from the Company’s shareholders’ equity, in the consolidated balance sheets and statements of equity. Net income or loss related to these noncontrolling interests is included in net income or loss in the consolidated statements of operations.

Regarding the 5.0% interest of the outside partner in the Modern Magic Hotel LLC joint venture, the operating agreement contains a liquidation option for the 5.0% investor which, in certain circumstances, could result in a net cash settlement outside the control of the Company. Accordingly, consistent with EITF D-98, the Company will continue to record this noncontrolling interest outside of permanent equity in the consolidated balance sheets. Net income or loss related to this noncontrolling interest is included in net income or loss in the consolidated statements of operations. Based on the Company’s evaluation of the redemption value of the redeemable noncontrolling interest, the Company has reflected this interest at its carrying value as of December 31, 2008 as the carrying cost exceeds the estimated redemption value.

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1998. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its shareholders. It is the Company’s current intention to adhere to these requirements and maintain the Company’s qualification for taxation as a REIT. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its net income that is currently distributed to shareholders. If the Company fails to qualify for taxation as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes. As a wholly-owned taxable-REIT subsidiary of the Company, LHL is required to pay income taxes at the applicable rates.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes,” and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective as of the beginning of the Company’s 2007 fiscal year. The cumulative effect, if any, of applying FIN 48 is to be reported as an adjustment to the opening balance of retained earnings in the year of adoption. Adoption on January 1, 2007 did not have a material effect on the Company. Open tax years include 2004 through 2008 for federal income tax purposes and all states in which the Company owns hotels.

3.	Investment in Joint Ventures

On March 18, 2008, the Company, through Modern Magic Hotel LLC, a joint venture in which the Company holds a 95.0% controlling interest, acquired the air rights of floors 2 through 13 and a portion of the first floor of the existing 52-story IBM Building located at 330 N. Wabash Avenue in downtown Chicago, IL for $46,000 plus acquisition costs. The joint venture has developed plans to convert the existing vacant floors to a super luxury hotel. Since the Company holds a controlling interest, the accounts of the joint venture have been included in the consolidated financial statements. Initial acquisition and subsequent costs totaling $60,080 are included in property under development in the accompanying consolidated balance sheet as of December 31, 2008. The 5.0% interest of the outside partner is included in redeemable noncontrolling interest in consolidated entity in the accompanying consolidated balance sheet.

On April 17, 2008, the Company entered into a joint venture arrangement with LaSalle Investment Management (“LIM”), a leading global real estate investment manager, to seek domestic hotel investments in high barrier-to-entry urban and resort markets in the U.S. The two companies plan to invest up to $250,000 of equity in the joint venture. With anticipated leverage, this will result in investments of up to $700,000. The Company, through the Operating Partnership, owns a 15.0% equity interest in the joint venture and will have the opportunity to earn additional capital gains, based upon achieving specific return thresholds based on the joint venture’s equity investment. The Company will receive additional income for providing acquisition, asset management, project redevelopment oversight and financing services. The anticipated acquisition period is up to three years with the joint venture having a total life of up to seven years. The Company will continue to have the ability to acquire hotels on a wholly-owned basis throughout the life of the joint venture. During the joint venture’s three-year acquisition period, prospective acquisitions will be allocated between the Company and the joint venture on the following basis: (i) the Company will have first right of acquisition to any asset with an acquisition price below $75,000, (ii) the joint venture will have first right of acquisition to any asset with an acquisition price above $175,000, and (iii) any asset with an acquisition price between $75,000 and $175,000 will be offered on a rotational basis with the first acquisition allocated to the joint venture. The Company accounts for its investment in this joint venture under the equity method of accounting. As of December 31, 2008, there were no investments through the joint venture.

4.	Investment in Hotel Properties

Investment in hotel properties as of December 31, 2008 and 2007 consists of the following:

	December 31, 2008	December 31, 2007
Land	$231,409	$198,893
Buildings and improvements	1,860,972	1,755,544
Furniture, fixtures and equipment	341,908	288,904

Investment in hotel properties, gross	2,434,289	2,243,341
Accumulated depreciation	(467,034)	(357,918)

Investment in hotel properties, net	$1,967,255	$1,885,423

The December 31, 2008 balance of investment in hotel properties excludes $66,563 of property under development primarily at the 330 N. Wabash Avenue property, Chaminade Resort and Conference Center, Donovan House, Hilton San Diego Resort and Spa and Hotel Amarano Burbank.

The December 31, 2007 balance of investment in hotel properties excludes $111,236 of property under development primarily at Donovan House, Gild Hall, Hotel Amarano Burbank, Chaminade Resort and Conference Center and Westin Michigan Avenue.

The hotels owned as of December 31, 2008 are located in California (nine), the District of Columbia (seven), Indiana, Illinois (two), Massachusetts (three), Minnesota, New Jersey, New York, Rhode Island, Texas, Virginia (two) and Washington State (two).

5.	Notes Receivable

The Company provided working capital to LHL and the other lessees in exchange for working capital notes receivable. As of December 31, 2008 and 2007, the working capital notes receivable from third-party lessees totaled $130 and $ 217, respectively. The working capital note receivable from the remaining third-party lessee at December 31, 2008 bears interest at 5.6% per annum and has terms identical to the terms of the related participating lease. The working capital notes receivable are payable in monthly installments of interest only.

6.	Discontinued Operations

Effective January 10, 2007 the Company entered into a contract to sell the LaGuardia Airport Marriott (“LaGuardia”). The asset was classified as held for sale at that time, and accordingly, depreciation was suspended. The Company sold LaGuardia on January 26, 2007 and recognized a gain of $30,401. LaGuardia’s activity, including the gain on sale, is recorded in discontinued operations in the accompanying consolidated statement of operations. The Company utilized the sale of the hotel as the disposition property in the reverse 1031 exchange established in conjunction with the Hotel Solamar acquisition in August 2006. As a result, the Company’s gain was deferred for tax purposes. LaGuardia had total revenues of $1,988 and $32,521 for the years ended December 31, 2007 and 2006, respectively. For the years ended December 31, 2007 and 2006, LaGuardia had operating income before income tax benefit of $63 and $3,570, respectively. Revenues and expenses of LaGuardia for the years ended December 31, 2007 and 2006 have been reclassified to discontinued operations. For the year ended December 31, 2008, the Company had no activity related to LaGuardia. At December 31, 2008, the Company had no assets or liabilities related to the sale of LaGuardia.

The Company allocates interest expense to discontinued operations for debt that is to be assumed or that is required to be repaid as a result of the disposal transaction. The Company did not allocate any interest expense to discontinued operations for the years ended December 31, 2008, 2007 or 2006.

7.	Long-Term Debt

Credit Facilities

The Company has a senior unsecured credit facility from a syndicate of banks that provides for a maximum borrowing of up to $450,000. On January 14, 2008, the Company amended the credit facility to increase the maximum borrowing from $300,000 to $450,000. On April 13, 2007, the Company amended the credit facility to extend the credit facility’s maturity date to April 13, 2011 with, at the Company’s option, a one-year extension option and to reduce the applicable margin pricing by a range of 0.8% to 1.0%. The senior unsecured credit facility contains certain financial covenants relating to debt service coverage, net worth and total funded indebtedness. It also contains financial covenants that, assuming no defaults, allow the Company to make shareholder distributions. Borrowings under the credit facility bear interest at floating rates equal to, at the Company’s option, either (i) LIBOR plus an applicable margin, or (ii) an “Adjusted Base Rate” plus an applicable margin. As of December 31, 2008, the Company was in compliance with all debt covenants and was not otherwise in default under the credit facility. For the years ended December 31, 2008, 2007 and 2006, the weighted average interest rate for borrowings under the senior unsecured credit facility was 3.4%, 6.0% and 7.1%, respectively. The Company did not have any Adjusted Base Rate borrowings outstanding as of December 31, 2008. Additionally, the Company is required to pay a variable unused commitment fee determined from a ratings or leverage based pricing matrix, currently set at 0.125% of the unused portion of the senior unsecured credit facility. The Company incurred unused commitment fees of $341, $392 and $520 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008 and 2007, the Company had $234,500 and $56,000, respectively, of outstanding borrowings under the senior unsecured credit facility.

LHL has a $25,000 unsecured revolving credit facility to be used for working capital and general lessee corporate purposes. On April 13, 2007, LHL amended the credit facility to extend the credit facility’s maturity date to April 13, 2011 with, at the Company’s option, a one-year extension option and to reduce the applicable margin pricing by a range of 0.8% to 1.0%. Borrowings under the LHL credit facility bear interest at floating rates equal to, at LHL’s option, either (i) LIBOR plus an applicable margin, or (ii) an “Adjusted Base Rate” plus an applicable margin. As of December 31, 2008, LHL was in compliance with all debt covenants and was not otherwise in default under the credit facility. For the years ended December 31, 2008, 2007 and 2006, the weighted average interest rate for borrowings under the LHL credit facility was 3.9%, 6.1% and 6.7%, respectively. LHL did not have any Adjusted Base Rate borrowings outstanding as of December 31, 2008. Additionally, LHL is required to pay a variable unused commitment fee determined from a ratings or leverage based pricing matrix, currently set at 0.125% of the unused portion of the LHL credit facility. LHL incurred unused commitment fees of $21, $22 and $35 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008 and 2007, LHL had $5 and $14,416, respectively, of outstanding borrowings under LHL credit facility.

Bonds Payable

The Company is the obligor with respect to a $37,100 tax-exempt special project revenue bond and $5,400 taxable special project revenue bond, both issued by the Massachusetts Port Authority (collectively, the “Massport Bonds”). The Massport Bonds, which mature on March 1, 2018, bear interest based on weekly floating rates and have no principal reductions prior to their scheduled maturities. The Massport Bonds may be redeemed at any time, at the Company’s option, without penalty. The Massport Bonds are secured by letters of credit issued by the Royal Bank of Scotland that expire on February 14, 2011 unless extended per the agreements. Effective February 2008, the annual letter of credit fee, which is included in interest expense, was reduced from 1.35% to 1.10%. The Royal Bank of Scotland letters of credit are secured by the Harborside Hyatt Conference Center & Hotel. If the Royal Bank of Scotland fails to renew its letters of credit at expiration and an acceptable replacement provider cannot be found, the Company may be required to pay off the bonds. At certain times during 2008, the Company purchased and held up to $2,000 of the Massport Bonds that were not successfully remarketed. As of December 31, 2008 and 2007, the Massport Bonds were successfully remarketed and thus the Company held no Massport Bonds. For the years ended December 31, 2008, 2007 and 2006, the weighted average interest rate on the Massport Bonds was 2.5%, 3.9% and 3.7%, respectively. Interest expense for the years ended December 31, 2008, 2007 and 2006 was $1,067, $1,645 and $1,564, respectively. As of December 31, 2008 and 2007, the Company had outstanding bonds payable of $42,500.

Mortgage Loans

The Company’s mortgage loans are secured by the respective property. The mortgages are non-recourse to the Company except for fraud or misapplication of funds.

On May 1, 2008, the Company repaid the Le Parc Suite Hotel mortgage in the amount of $14,707 plus accrued interest with cash and additional borrowings on its senior unsecured credit facility upon maturity.

On October 1, 2008, the Company repaid the San Diego Paradise Point Resort mortgage in the amount of $58,599 plus accrued interest with cash and additional borrowings on its senior unsecured credit facility. The loan was due to mature in February 2009.

Debt at December 31, 2008 and December 31, 2007 consisted of the following:

	Interest Rate	Maturity Date	Balance Outstanding as of
Debt			December 31, 2008	December 31, 2007
Credit facilities
Senior unsecured credit facility	Floating (a)	April 2011(a)	$234,500	$56,000
LHL unsecured credit facility	Floating (b)	April 2011(b)	5	14,416

Total borrowings under credit facilities			234,505	70,416

Massport Bonds
Harborside Hyatt Conference Center & Hotel (taxable)	Floating (c)	March 2018	5,400	5,400
Harborside Hyatt Conference Center & Hotel (tax exempt)	Floating (c)	March 2018	37,100	37,100

Total bonds payable			42,500	42,500

Mortgage loans
Le Parc Suite Hotel	7.78%	May 2008(d)	—	14,860
Gild Hall	Floating (e)	November 2009(e)	20,000	20,000
Sheraton Bloomington Hotel Minneapolis South and Westin City Center Dallas	8.10%	July 2009(f)	38,487	39,661
San Diego Paradise Point Resort	5.25%	February 2009(g)	—	59,729
Hilton Alexandria Old Town	4.98%	September 2009(h)	31,227	32,032
Le Montrose Suite Hotel	8.08%	July 2010	13,138	13,392
Hilton San Diego Gaslamp Quarter	5.35%	June 2012	59,600	59,600
Hotel Solamar	5.49%	December 2013	60,900	60,900
Hotel Deca	6.28%	August 2014	10,142	10,360
Westin Copley Place	5.28%	August 2015	210,000	210,000
Westin Michigan Avenue	5.75%	April 2016	140,000	140,000
Indianapolis Marriott Downtown	5.99%	July 2016	101,780	101,780

Mortgage loans at stated value			685,274	762,314
Unamortized loan premium (i)			412	590

Total mortgage loans			685,686	762,904

Total debt			$962,691	$875,820

(a)	Borrowings bear interest at floating rates equal to, at the Company’s option, either (i) LIBOR plus an applicable margin, or (ii) an Adjusted Base Rate plus an applicable margin. As of December 31, 2008, the rates, including the applicable margin, for the Company’s outstanding LIBOR borrowings of $97,000 and $137,500 were 2.00% and 1.28%, respectively. As of December 31, 2007, the rates, including the applicable margin, for the Company’s outstanding LIBOR borrowings of $29,000 and $27,000 were 6.00% and 5.91%, respectively. The Company has the option to extend the credit facility’s maturity date to April 2012.
(b)	Borrowings bear interest at floating rates equal to, at LHL’s option, either (i) LIBOR plus an applicable margin, or (ii) an Adjusted Base Rate plus an applicable margin. As of December 31, 2008 and 2007, the rates, including the applicable margin, for LHL’s outstanding LIBOR borrowings were 2.00% and 5.90%, respectively. LHL has the option to extend the credit facility’s maturity date to April 2012.
(c)	The Massport Bonds are secured by letters of credit issued by the Royal Bank of Scotland that expire in 2011. The Royal Bank of Scotland letters of credit are secured by the Harborside Hyatt Conference Center & Hotel. The bonds bear interest based on weekly floating rates. The interest rates as of December 31, 2008 were 4.50% and 1.00% for the $5,400 and $37,100 bonds, respectively. The interest rates as of December 31, 2007 were 4.95% and 3.49% for the $5,400 and $37,100 bonds, respectively. The Company also incurs an annual letter of credit fee, which was reduced from 1.35% to 1.10% in February 2008.
(d)	The Company repaid the mortgage loan with cash and additional borrowings on its senior unsecured credit facility upon maturity.
(e)	Mortgage debt bears interest at LIBOR plus 0.75%. The interest rates as of December 31, 2008 and December 31, 2007 were 2.19% and 5.65%, respectively. The Company has the option to extend the maturity date for two consecutive one-year periods and a final 13-month period. The original maturity date was scheduled for November 2008. On October 3, 2008, the Company exercised its first option to extend the loan maturity to November 2009. The Company intends to exercise its second option to extend the loan maturity to November 2010.
(f)	The Company repaid the mortgage loans on February 2, 2009 through borrowings on its senior unsecured credit facility.
(g)	The Company repaid the mortgage loan on October 1, 2008 through borrowings on its senior unsecured credit facility.
(h)	The Company intends to repay the mortgage loan through borrowings on its credit facilities upon maturity.
(i)	Mortgage debt includes unamortized loan premiums on the mortgage loans on Le Parc Suite Hotel and Hotel Deca of zero and $412, respectively, as of December 31, 2008, and $107 and $483, respectively, as of December 31, 2007.

Future scheduled debt principal payments at December 31, 2008 are as follows:

2009	$90,227
2010	13,108
2011	236,331
2012	63,554
2013	63,560
Thereafter	495,499

Total debt principal payments	962,279
Premium on mortgage loan	412

Total debt	$962,691

Financial Covenants

Failure to comply with our financial covenants contained in our credit facilities and non-recourse secured mortgages could result from, among other things, changes in our results of operations, the incurrence of additional debt or changes in general economic conditions.

If the Company violates the financial covenants contained in either credit facility described above, the Company may attempt to negotiate a waiver of the violation or amend the terms of the credit facility with the lender thereunder; however, the Company can make no assurance that it would be successful in any such negotiations or that, if successful in obtaining a waiver or amendment, such amendment or waiver would be on terms attractive to the Company. If a default under any of the above debt instruments were to occur, the Company would possibly have to refinance the debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If the Company is unable to refinance its debt on acceptable terms, including upon maturity of the debt, it may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses that reduce cash flow from operating activities. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates upon refinancing, increases in interest expense would lower the Company’s cash flow, and, consequently, cash available for distribution to its shareholders.

The Company’s non-recourse secured mortgages contain debt service coverage tests. If the Company’s debt service coverage ratio fails to exceed a threshold level specified in a mortgage, cash flows from that hotel will automatically be directed to the lender to make required payments and fund certain reserves required by the mortgage and an additional reserve for future required payments, including final payment, until such time as the Company again becomes compliant with the specified debt service coverage ratio or the mortgage is paid off. This may limit the overall liquidity for the Company as cash from the hotel securing such mortgage would not be available for the Company to use. If the Company is unable to meet mortgage payment obligations, including the payment obligation upon maturity of the mortgage borrowing, the mortgage securing the specific property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

8.	Commitments and Contingencies

Ground and Air Rights Leases

Five of the Company’s hotels, San Diego Paradise Point Resort, Harborside Hyatt Conference Center & Hotel, Indianapolis Marriott Downtown, The Hilton San Diego Resort and Spa and Hotel Solamar, and the parking lot at Sheraton Bloomington Hotel Minneapolis South are subject to ground leases under non-cancelable operating leases expiring from October 2014 to December 2102. The lease on the parking lot at Sheraton Bloomington Hotel Minneapolis South expires in 2014, but the Company has an option to extend for 7 years to 2021. None of the remaining leases expire prior to 2020. The Westin Copley Place is subject to a long term air rights lease which expires on December 14, 2077 and requires no payments through maturity. In addition, one of the two golf courses, the Pines, at Seaview Resort and Spa is subject to a ground lease, which expires on December 31, 2012 and may be renewed for 15 successive periods of 10 years. The ground leases related to the Pines golf course and the Indianapolis Marriott Downtown require future ground rent of one dollar per year. Total ground lease expense for the years ended December 31, 2008, 2007 and 2006 was $7,213, $6,964 and $6,433, respectively. Certain ground lease payments are based on the hotel’s performance. Actual payments of ground rent may exceed the minimum required ground lease due to meeting specified thresholds. Future minimum ground lease payments (without reflecting future applicable Consumer Price Index increases) are as follows:

2009	$4,721
2010	4,727
2011	4,735
2012	4,742
2013	4,749
Thereafter	168,370

$192,044

Reserve Funds

Certain of the Company’s agreements with its hotel managers, franchisors and lenders have provisions for the Company to provide funds, generally 3.0% to 5.5% of hotel revenues, sufficient to cover the cost of (a) certain non-routine repairs and maintenance to the hotels; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Certain agreements require that the Company reserve cash. As of December 31, 2008, $2,777 was available in restricted cash reserves for future capital expenditures.

Litigation

In connection with the 2002 termination of the Meridien Hotels Inc. (“Meridien”) affiliates at the New Orleans and Dallas hotels, the Company was engaged in litigation with Meridien and related affiliates. On September 11, 2008, the Company entered into a Settlement Agreement with Meridien that resolved and released each of the parties’ respective claims, in consideration for a one-time payment by the Company in the amount of $5,500. The Company had previously accrued $1,204 as a contingent liability, and as a result, the Company recognized an additional expense of $4,296 for the year ended December 31, 2008, which is included in the lease termination expense on the consolidated statement of operations.

The nature of operations of the hotels exposes the hotels to the risk of claims and litigation in the normal course of their business. The Company is not presently subject to any material litigation nor, to the Company’s knowledge, is any litigation threatened against the Company, other than routine actions for negligence or other claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect of the liquidity, results of operations or business or financial condition of the Company.

Tax Indemnification Agreement

Pursuant to the acquisition of the Westin Copley Place, the Company entered into a Tax Reporting and Protection Agreement (the “Tax Agreement”) with Transwest Copley Square LLC (formerly SCG Copley Square LLC). Under the Tax Agreement, the Company is required, among other things, to indemnify Transwest Copley Square LLC (and its affiliates) for certain income tax liabilities that such entities would incur if the Westin Copley Place was transferred by the Company in a taxable transaction or if the Company fails to maintain a certain level of indebtedness with respect to the Westin Copley Place or its operations. The obligations of the Company under the Tax Protection Agreement (i) do not apply in the case of a foreclosure of the Westin Copley Place, if certain specified requirements are met, (ii) are limited to $20,000 (although a limitation of $10,000 is applicable to certain specified transactions), and (iii) terminates on the earlier of the tenth anniversary of the Company’s acquisition of the Westin Copley Place or January 1, 2016. As of December 31, 2008, the Company believes that the likelihood that the Company will be required to pay under this Tax Agreement is remote, and therefore, a liability has not been recorded. On February 1, 2009, each of the Series C Preferred Units, issued as part of the consideration to acquire the hotel, was redeemed and the Company issued 2,348,888 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial interest to SCG Hotel DLP, LP. The issuance of the Series C Shares was effected in reliance upon an exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended. The Series C Preferred Shares are not currently listed on any exchange; however, there is a registration rights agreement between the Company and the holder of the shares, which allows for the shares to be registered in the future. As a result of the redemption of all the partnership interests issued in consideration for the hotel, the contingent obligation of the Company to reimburse the seller of the hotel up to $20,000 of taxes related to unrealized taxable gains created at the time of the Company’s acquisition of the hotel, as described in the Tax Reporting and Protection Agreement entered into by the Company, has become null and void.

9.	Equity

Stock Purchase Rights

In connection with the acquisition of the initial hotels, the Company granted 1,280,569 rights to purchase common shares of beneficial interest at the exercise price of $18.00 per share. The Company has recorded these rights in shareholders’ equity at their fair value on the date of grant. All rights had a one-year vesting period and a 10-year term. In 2008, 2007 and 2006, no stock purchase rights were exercised. On April 28, 2008, the remaining outstanding 160,986 exercisable rights expired, resulting in no exercisable rights remaining at December 31, 2008.

Common Shares of Beneficial Interest

On April 19, 2007, the common shareholders approved an amendment to the Company’s Amended and Restated Declaration of Trust increasing the number of authorized common shares of beneficial interest from 100 million to 200 million. Accordingly, at December 31, 2008 and 2007, there were 200 million authorized common shares.

On January 1, 2008, executives and employees of the Company surrendered 29,945 common shares of beneficial interest to the Company to pay taxes at the time restricted shares vested. The Company re-issued 3,515 treasury shares as compensation to the Board of Trustees.

On January 1, 2008, the Company issued an aggregate of 8,817 common shares of beneficial interest, including 5,302 deferred shares to independent members of its Board of Trustees for their 2007 compensation. These common shares were issued under the 1998 Plan.

On May 31, 2008 and June 25, 2008, the Company granted 175,000 and 162,500 restricted common shares of beneficial interest, respectively, to the Company’s executives, of which 27,959 were issued from treasury. The restricted shares granted vest over three to nine years, starting June 30, 2011. These common shares of beneficial interest were issued under the 1998 Plan.

On July 28, 2008, a member of the Board of the Company exercised 15,000 options to purchase common shares of beneficial interest, of which 429 were issued from treasury. These common shares were issued under the 1998 Plan.

On October 27, 2008, 33,530 units of limited partnership interest were redeemed for common shares on a one-for-one basis, of which 162 were issued from treasury.

During 2008, the Company issued 568,786 common shares of beneficial interest, related to the redemption of 522,641 Series F Preferred Units plus accrued distributions, of which 1,718 were issued from treasury.

Treasury Shares

Treasury shares are accounted for under the cost method. During the year ended December 31, 2008, the Company received 33,944 common shares of beneficial interest related to (i) executives and employees surrendering shares to pay taxes at the time restricted shares vested, and (ii) forfeiture of restricted shares by employees leaving the Company. The Company re-issued 33,944 common shares of beneficial interest related to (i) shares issued for the Board of Trustees’ 2007 compensation; (ii) issuance of restricted common shares of beneficial interest to the Company’s executives in May 2008; (iii) options exercised by a member of the Board to purchase common shares of beneficial interest in July 2008; (iv) shares issued due to the redemption of Series F Preferred Units; and (v) shares issued due to the redemption of common units. Of the 33,944 shares received by the Company, 3,999 common shares of beneficial interest were related to the forfeiture of restricted shares by employees leaving the Company.

As of December 31, 2008, there were no common shares of beneficial interest in treasury.

Preferred Shares

On March 6, 2007, the Company redeemed all 3,991,900 outstanding 10.25% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”) for $99,797 ($25.00 per share) plus accrued distributions through March 6, 2007 of $1,847. The fair value of the Series A Preferred Shares exceeded the carrying value of the Series A Preferred Shares by $3,868 which is included in the determination of net income available to common shareholders for the year ended December 2007. The $3,868 represents the offering costs related to the Series A Preferred Shares.

On April 19, 2007, the common shareholders approved an amendment to the Company’s Amended and Restated Declaration of Trust increasing the number of authorized preferred shares of beneficial interest from 20 million to 40 million. Accordingly, at December 31, 2008 and 2007, there were 40 million authorized preferred shares.

The Series B Preferred Shares, Series C Preferred Shares (which were issued effective February 1, 2009), Series D Preferred Shares, Series E Preferred Shares and Series G Preferred Shares (collectively, the “Preferred Shares”) rank senior to the common shares of beneficial interest and on parity with each other with respect to payment of distributions; the Company will not pay any distributions, or set aside any funds for the payment of distributions, on its common shares of beneficial interest unless it has also paid (or set aside for payment) the full cumulative distributions on the Preferred Shares for the current and all past dividend periods. The outstanding Preferred Shares do not have any maturity date, and are not subject to mandatory redemption. The difference between the carrying value and the redemption amount of the Preferred Shares are the offering costs. In addition, the Company is not required to set aside funds to redeem the Preferred Shares. The Company currently has the option to redeem the Series B Preferred Shares. The Company may not optionally redeem the Series D Preferred Shares, Series E Preferred Shares or Series G Preferred Shares, prior to, August 24, 2010, February 8, 2011 and November 17, 2011, respectively, except in limited circumstances relating to the Company’s continuing qualification as a REIT. The Company may not optionally redeem the Series C Preferred Shares prior to January 1, 2021 except in limited circumstances relating to the Company’s continuing qualification as a REIT and during the period from January 1, 2016 to and including December 31, 2016 upon giving notice as specified. After those dates, the Company may, at its option, redeem the Preferred Shares, in whole or from time to time in part, by payment of $25.00 per share, plus any accumulated, accrued and unpaid distributions to and including the date of redemption. Accordingly, the Preferred Shares will remain outstanding indefinitely unless the Company decides to redeem them.

The following preferred shares were outstanding as of December 31, 2008:

Security Type	Number of Shares
8 3/ 8 % Series B Preferred Shares	1,100,000
7 1/ 2 % Series D Preferred Shares	3,170,000
8% Series E Preferred Shares	3,500,000
7 1/ 4 % Series G Preferred Shares	4,000,000

Noncontrolling Interest of Common Units in Operating Partnership

The outstanding units of limited partnership interest are redeemable for cash, or at the option of the Company, for a like number of common shares of beneficial interest of the Company.

On October 27, 2008, 33,530 units of limited partnership interest were redeemed for common shares on a one-for-one basis.

As of December 31, 2008, the Operating Partnership had 70,000 units outstanding, representing a 0.2% partnership interest held by the limited partners. As of December 31, 2008, approximately $774 of cash or the equivalent value in common shares, at our option, would be paid to the limited partners of the Operating Partnership if the partnership was terminated. The approximate value of $774 is equivalent to the units outstanding valued at the Company’s December 31,

2008 closing common share price of $11.05, which we assume would be equal to the value provided to the limited partners upon liquidation of the Operating Partnership.

Noncontrolling Interest of Preferred Units in Operating Partnership

The 7.25% Series C Preferred Units (the “Series C Preferred Units”) were issued in connection with the acquisition of the Westin Copley Place. The Series C Preferred Units have no stated maturity date or mandatory redemption. The Series C Preferred Units pay a cumulative, quarterly dividend at a fixed rate and are redeemable for 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (liquidation preference $25.00 per share), $.01 par value per share, of the Company or cash at the Company’s election. As of December 31, 2008, the redemption value of the Series C Preferred Units was $58,722 based on the redemption price of $25.00 per unit. The Company is not required to set aside funds to redeem the Series C Preferred Units and the Company may not optionally redeem the Series C Preferred Units prior to January 1, 2021, except the Company may redeem the Series C Preferred Units during the period from January 1, 2016 to and including December 31, 2016 upon giving notice as specified. At December 31, 2008, the face value of the Series C Preferred Units and accrued but unpaid dividends was $59,739 and is recorded on the accompanying consolidated balance sheet as noncontrolling interest of preferred units in Operating Partnership net of original issuance costs of $48. On February 1, 2009, each of the Series C Preferred Units was redeemed. See Note 18 for additional disclosure of the redemption.

On November 17, 2006, 1,098,348 Series F Preferred Units (the “Series F Preferred Units”) were issued in connection with the acquisition of Gild Hall. The Series F Preferred Units had no stated maturity date or mandatory redemption. The Series F Preferred Units paid a cumulative, quarterly dividend at a variable rate of LIBOR plus 150 basis points. The Company was not required to set aside funds to redeem the Series F Preferred Units and the Company could not optionally redeem the Series F Preferred Units prior to November 17, 2016. On or after November 17, 2016, the Partnership could have redeemed the Series F Preferred Units for cash at a redemption price of $25.00 per unit. After the first anniversary of their issuance, the Series F Preferred Unit holder could have required the Company to redeem the Series F Preferred Units. During the year ended December 31, 2008, all 1,098,348 Series F Preferred Units were redeemed. Of this amount, 522,641 Series F Preferred Units with a value of $13,120 ($25.00 per unit plus accrued distributions of $54) were redeemed for 568,786 common shares of beneficial interest using a 10-day average closing price. The remaining 575,707 Series F Preferred Units with a value of $14,487 ($25.00 per unit plus accrued distributions of $94) were redeemed for cash. As of December 31, 2008, there were no Series F Preferred Units outstanding.

The following preferred units were outstanding as of December 31, 2008:

Unit Type	Number of Units
7 1/4% Series C Preferred Units	2,348,888

10.	Share Option and Incentive Plan

In April 1998, the Board of Trustees adopted and the shareholders approved the 1998 Plan that is currently administered by the Compensation Committee of the Board of Trustees. The Company’s employees and the hotel operators and their employees generally are eligible to participate in the 1998 Plan.

The 1998 Plan authorizes, among other things: (i) the grant of share options that qualify as incentive options under the Code, (ii) the grant of share options that do not so qualify, (iii) the grant of share options in lieu of cash for trustees’ fees, (iv) grants of common shares of beneficial interest in lieu of cash compensation, and (v) the making of loans to acquire common shares of beneficial interest in lieu of compensation. The exercise price of share options is determined by the Compensation Committee of the Board of Trustees, but may not be less than 100% of the fair market value of the common shares of beneficial interest on the date of grant. Options under the 1998 Plan vest over a period determined by the Compensation Committee of the Board of Trustees, which is generally a three to four year period. The duration of each option is also determined by the Compensation Committee; however, the duration of each option shall not exceed 10 years from date of grant.

At December 31, 2008 and 2007, 2,800,000 common shares were authorized for issuance under the 1998 Plan. At December 31, 2008, the 1998 Plan had expired leaving no common shares available for future grant. There were 494,730 common shares remaining in the 1998 Plan at the time of its expiration.

Service Condition Nonvested Share Awards

From time to time, the Company awards nonvested shares under the 1998 Plan to members of the Board of Trustees, executives, and employees. The nonvested shares generally vest over three to nine years based on continued employment.

The Company measures compensation cost for the nonvested shares based upon the fair market value of its common stock at the date of grant. Compensation cost is recognized on a straight-line basis over the vesting period and is included in general and administrative expense in the accompanying consolidated statements of operations.

A summary of the Company’s nonvested shares as of December 31, 2008 is as follows:

	Number of Shares	Weighted - Average Grant Date Fair Value
Nonvested at January 1, 2008	285,280	$37.82
Granted	338,370	29.61
Vested	(90,624)	34.75
Forfeited	(3,999)	37.88

Nonvested at December 31, 2008	529,027	$33.09

As of December 31, 2008 and 2007, there was $12,820 and $7,391, respectively, of total unrecognized compensation costs related to nonvested share awards granted under the 1998 Plan. As of December 31, 2008 and 2007, these costs were expected to be recognized over a weighted–average period of 3.8 and 1.7 years, respectively. The total fair value of shares vested during the years ended December 31, 2008 and 2007 was $2,891 and $3,182, respectively. The compensation cost (net of forfeitures) for the 1998 Plan that has been included in general and administrative expenses in the accompanying consolidated statements of operations was $4,438, $3,062 and $1,700 for the years ended December 31, 2008, 2007 and 2006, respectively.

Long-Term Performance-Based Share Awards

On December 17, 2007 and December 20, 2006, the Company’s Board of Trustees granted 45,376 and 31,490 performance-based awards of nonvested shares to executives, respectively. The actual amounts of the awards will be determined on January 1, 2011 and January 1, 2010, respectively, and will depend on the “total return” of the Company’s common shares over a three-year period beginning with the closing price of the Company’s common stock on December 31, 2007 and December 31, 2006, respectively, and ending with the closing price of the Company’s common stock on December 31, 2010 and December 31, 2009, respectively. Forty percent of the awards will be based on the Company’s “total return” compared to the total return of the companies in the NAREIT Equity Index. “Total return” is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested. Forty percent of the awards will be based on the Company’s total return compared to the total return of six companies in a designated peer group of the Company. The final 20% of the awards will be based on the amount of the Company’s total return compared to a Board-established total return goal. The actual amounts of the awards will range from 0% to 200% of the target amounts, depending on the performance analysis described immediately above and none of the performance shares are outstanding until issued in accordance with award agreements based on performance.

After the actual amounts of the awards are determined (or earned) on January 1, 2011 and January 1, 2010, the earned shares will be issued and outstanding with a portion subject to further vesting. For the December 17, 2007 grant, one-third of the earned amounts will vest immediately on January 1, 2011 and the remaining two-thirds will vest in equal amounts on January 1, 2012 and January 1, 2013. For the December 20, 2006 grant, one-third of the earned amounts will vest immediately on January 1, 2010 and the remaining two-thirds will vest in equal amounts on January 1, 2011 and January 1, 2012. Dividends will be deemed to have accrued on all of the earned shares, including those shares subject to further vesting, from December 31, 2007 and December 31, 2006, until the determination dates, January 1, 2011 and January 1, 2010. Such accrued dividends will be paid to the awardees on or about January 1, 2011 and January 1, 2010. Thereafter, the executives are entitled to receive dividends as declared and paid on the earned shares and to vote the shares, including those shares subject to further vesting. The fair values were determined by a third party valuation expert using a Monte Carlo valuation method.

On May 31, 2008 and June 25, 2008, the Company’s Board of Trustees granted 125,000 and 87,500 performance-based awards of nonvested shares to executives, respectively. The actual amounts of the awards with respect to 62,500 shares will be determined on July 1, 2011 and will depend on the Company’s total return over a three-year measuring period beginning with the per-share closing price for the Company’s common shares on June 30, 2008 and ending with the per-share closing price of the Company’s common shares on June 30, 2011. The actual amounts of the awards with respect to 75,000 shares will be determined on July 1, 2014 and depend on the Company’s total return over a three-year measuring period beginning with the per-share closing price for the Company’s common shares on June 30, 2011 and ending with the per-share closing price of the Company’s common shares on June 30, 2014. The actual amounts of the award with respect to 75,000 shares will be determined on July 1, 2017 and will depend on the Company’s total return over a three-year measuring period beginning with the per-share closing price for the Company’s common shares on June 30, 2014 and ending with the per-share closing price of the Company’s common shares on June 30, 2017. Forty percent of the awards will be based on the Company’s “total return” compared to the total return of the companies in the NAREIT Equity Index. “Total return” is as calculated by NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested. Forty percent of the awards will be based on the Company’s total return compared to the total return of six companies in a designated peer group of the Company and included in the NAREIT Equity Index. The final 20% of the awards will be based on the amount of the Company’s total return compared to a Board-established total return goal. The actual amounts of the awards will range from 0% to 200% of the target amounts, depending on the performance analysis described immediately above, and none of the performance shares is outstanding until issued in accordance with award agreement based on performance. After the actual amounts of the awards are determined (or earned) on July 1, 2011, July 1, 2014 and July 1, 2017, the earned shares will be issued and outstanding and not subject to further vesting.

Dividends will be deemed to have accrued on all of the earned shares from June 30, 2008 until the determination dates, July 1, 2011, July 1, 2014 and July 1, 2017. Such accrued dividends will be paid to the executives on or about July 1, 2011, July 1, 2014 and July 1, 2017. Thereafter, the executives are entitled to receive dividends as declared and paid on the earned shares and to vote the shares.

Assumptions used in the valuations consisted of the following:

Capital Market Assumptions

•

Factors associated with the underlying performance of the Company’s stock price and shareholder returns over the term of the performance awards including total stock return volatility and risk-free interest.

•

Factors associated with the relative performance of the Company’s stock price and shareholder returns when compared to those companies which compose the index including beta as a means to breakdown total volatility into market-related and company specific volatilities.

•	The valuation has been performed in a risk-neutral framework, so no assumption has been made with respect to an equity risk premium.

Employee Behavioral Assumptions

•	As termination of employment results in forfeiture of the award, demographic assumptions have not been used.

The assumptions used were as follows for each performance measure:

	Volatility	Interest Rates	Dividend Yield	Stock Beta	Fair Value of Components of Award	Weighting of Total Award
2008 Grants
Target amounts	30.80%	2.90%	N/A	N/A	$24.81	20.00%
NAREIT index	30.80%	2.90%	N/A	1.152	$27.61	40.00%
Peer companies	30.80%	2.90%	N/A	1.022	$28.00	40.00%
2007 Grants
Target amounts	25.80%	3.07%	N/A	N/A	$28.69	20.00%
NAREIT index	25.80%	3.07%	N/A	1.123	$35.22	40.00%
Peer companies	25.80%	3.07%	N/A	1.004	$35.39	40.00%
2006 Grants
Target amounts	24.40%	4.74%	1.32%	N/A	$43.29	20.00%
NAREIT index	24.40%	4.74%	1.32%	.947	$51.47	40.00%
Peer companies	24.40%	4.74%	1.32%	.967	$50.72	40.00%

A summary of the Company’s long-term performance-based share awards as of December 31, 2008 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2008	76,866	$40.35
Granted (1)	62,500	27.21
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2008	139,366	$34.46

(1)

Amount excludes 150,000 shares that have been committed for future performance share grants. As of December 31, 2008, fair value has not been determined by a third party valuation expert. Fair value will be determined at the beginning of the performance measurement periods on July 1, 2011 and July 1, 2014.

As of December 31, 2008 and 2007, there was $3,570 and $2,769, respectively, of total unrecognized compensation costs related to long-term performance-based share awards granted under the 1998 Plan. As of December 31, 2008 and 2007, these costs were expected to be recognized over a weighted–average period of 2.8 and 3.7 years, respectively. No long-term performance-based share awards were vested as of December 31, 2008 and 2007. The compensation costs related to long-term performance-based share awards that have been included in general and administrative expenses in the accompanying consolidated statements of operations were $899, $322 and $10 for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company issues common shares of beneficial interest to the independent members of the Board of Trustees for at least half of their compensation in lieu of cash. The Trustees may elect to receive the remaining half in cash or additional common shares. All or a portion of the shares issued may be deferred. These common shares are issued under the 1998 Plan. The Company issued an aggregate of 20,543, 8,817 and 7,274 shares, including 15,955, 5,302 and 3,667 deferred shares, related to the Trustees’ compensation for the years 2008, 2007 and 2006, respectively.

A summary of the Company’s stock option activity for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008		2007		2006
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding at beginning of year	77,000	$11.83	92,000	$12.59	148,733	$11.05
Options granted	—	—	—	—	—	—
Options exercised	(15,000)	15.13	(15,000)	16.46	(56,733)	8.55
Options forfeited	—	—	—	—	—	—

Options outstanding at end of year	62,000	$11.03	77,000	$11.83	92,000	$12.59

Weighted average remaining life	1.9 years		2.2 years		4.5 years
Range of exercise prices on outstanding options	$8.55 to $16.51		$8.55 to $16.51		$8.55 to $18.00
Options exercisable at end of year	62,000	$11.03	77,000	$11.83	92,000	$12.59
Available for future grant at year end	494,730		853,699		900,556
Weighted average per share fair value of options granted during the year	N/A		N/A		N/A

11.	Financial Instruments: Derivatives and Hedging

The Company employs interest rate swaps to hedge against interest rate fluctuations. Unrealized gains and losses are reported in other comprehensive income with no effect recognized in earnings as long as the characteristics of the swap and the hedged item are closely matched. On February 27, 2004, the Company entered into a three-year fixed interest rate swap that fixed the LIBOR at 2.56% for the $57,000 of the Company’s mortgage loan secured by the Indianapolis Marriott Downtown, and therefore, fixed the mortgage rate at 3.56%. The hedge was effective in offsetting the variable cash flows; therefore, no gain or loss was realized during the year ended December 31, 2006. On June 8, 2006, the Company paid off the mortgage loan which was being hedged and, concurrently, terminated the interest rate swap. The Company received $1,053 in proceeds from the termination of the swap and reclassified $1,053 into earnings during the year ended December 31, 2006.

Interest rate hedges that are designated as cash flow hedges hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, interest rate caps, floors, collars, and forwards are cash flow hedges. The unrealized gains/losses in the fair value of these hedges are reported on the balance sheet with a corresponding adjustment to either accumulated other comprehensive income/loss or in earnings depending on the type of hedging relationship. If the hedging transaction is a cash flow hedge, then the offsetting gains and losses are reported in accumulated other comprehensive income/loss (Note 16). Over time, the unrealized gains and losses reported in accumulated other comprehensive income/loss will be reclassified to earnings. This reclassification is consistent with when the hedged items are also recognized in earnings. For the year ended December 31, 2006, the Company recorded cash received related to interest rate hedge of $550 as a reduction of interest expense.

The Company hedges its exposure to the variability in future cash flows for transactions it anticipates entering into in the foreseeable future. During the forecast period, unrealized gains and losses in the hedging instrument will be reported in accumulated other comprehensive income/loss. Once the hedged transaction takes place, the hedge gains and losses will be reported in earnings during the same period in which the hedged item is recognized in earnings.

The Company did not utilize any derivative financial instruments during the years ended December 31, 2008 and 2007, and there were no derivatives outstanding at December 31, 2008 and 2007.

12.	Participating Leases

The participating leases have non-cancelable terms of approximately five years (from commencement), subject to earlier termination upon the occurrence of certain contingencies, as defined. Each participating lease requires the applicable lessee to pay the greater of (i) base rent in a fixed amount or (ii) participating rent based on certain percentages of room revenue, food and beverage revenue, telephone revenue and other revenue at the applicable hotel. Participating rent applicable to room and other hotel revenues varies by lease and is calculated by multiplying fixed percentages by the total amounts of such revenues over specified quarterly threshold amounts. Both the base rent and the participating rent thresholds used in computing percentage rents applicable to room and other hotel revenues, including food and beverage revenues, are subject to annual adjustments based on increases in the United States Consumer Price Index published by the Bureau of

Labor Statistics of the United States of America Department of Labor, U.S. City Average, Urban Wage Earners and Clerical Workers. Participating lease revenues from non-LHL leased properties for the years ended December 31, 2008, 2007 and 2006 were $12,799, $27,193 and $25,401, of which $5,907, $14,888 and $13,352, respectively, was in excess of base rent. The remaining non-LHL participating leases expired in 2008 and transitioned to new leases with LHL on June 1, 2008 and January 1, 2009. Accordingly, the Company will not receive lease revenue from non-LHL leased properties in future years. Rent from properties leased to LHL, a wholly-owned subsidiary, is eliminated in consolidation.

13.	LHL

A significant portion of the Company’s revenue is derived from operating revenues generated by the hotels leased by LHL.

Other indirect hotel operating expenses, including indirect operating expenses related to discontinued operations, consist of the following expenses incurred by the hotels leased by LHL:

	For the year ended December 31,
	2008	2007	2006
General and administrative	$53,734	$49,870	$45,817
Sales and marketing	42,656	39,506	37,328
Repairs and maintenance	25,083	24,058	23,713
Utilities and insurance	24,709	25,188	25,069
Management and incentive fees	25,851	27,081	27,306
Franchise fees	5,041	6,042	5,249
Other expenses	1,467	1,745	2,002

Total other indirect expenses	178,541	173,490	166,484
Other indirect hotel operating expenses related to discontinued operations	—	(660)	(10,922)

Total other indirect expenses related to continuing operations	$178,541	$172,830	$155,562

As of December 31, 2008, LHL leased the following 30 hotels owned by the Company

1. Sheraton Bloomington Hotel Minneapolis South	16. Hilton San Diego Gaslamp Quarter

2. Westin City Center Dallas	17. The Grafton on Sunset

3. Seaview Resort and Spa	18. Onyx Hotel

4. Harborside Hyatt Conference Center & Hotel	19. Westin Copley Place

5. Hotel Viking	20. Hotel Deca

6. Topaz Hotel	21. The Hilton San Diego Resort and Spa

7. Hotel Rouge	22. Donovan House

8. Hotel Madera	23. Le Parc Suite Hotel

9. Hotel Helix	24. Westin Michigan Avenue

10. The Liaison Capitol Hill	25. Hotel Sax Chicago

11. Lansdowne Resort	26. Alexis Hotel

12. Hotel George	27. Hotel Solamar

13. Indianapolis Marriott Downtown	28. Gild Hall

14. Hilton Alexandria Old Town	29. Hotel Amarano Burbank

15. Chaminade Resort and Conference Center	30. San Diego Paradise Point Resort

The one remaining hotel (Le Montrose Suite Hotel) in which the Company owns an interest is leased directly to an affiliate of the current hotel operator of this hotel. On January 1, 2009, Le Montrose Suite Hotel transitioned to a new lease with LHL.

For each of calendar years 2004 through 2007, the Company notified Marriott International (“Marriott”) that it was terminating the management agreement at the Seaview Resort and Spa due to Marriott’s failure to meet certain hotel operating performance thresholds as defined in the management agreement. Pursuant to the management agreement, Marriott had the right to avoid termination by making cure payments within 60 days of notification. Through December 31, 2008, Marriott made cure payments totaling $12,315 for the calendar years 2004 through 2007 to avoid termination. Marriott may recoup these amounts in the event certain future operating performance thresholds are attained. Through December 31, 2008, Marriott has recouped a total of $2,821 for the calendar years 2004 through 2007. The remaining amount may still be recouped; therefore, the Company recorded a deferred liability of $9,494 as of December 31, 2008, which is included in accounts payable and accrued expenses on the accompanying consolidated balance sheet. The following is a reconciliation of the cure payments and deferred liability as of and for the years ended December 31, 2008, 2007, 2006 and 2005:

Year Ended December 31,	Notification Date	Cure Payment			Recoup Amount	Deferred Liability Balance
		Performance Year	Date	Amount
2005	March 11, 2005	2004	April 28, 2005	$2,394	$(1,540)	$854
2006	March 9, 2006	2005	May 2, 2006	3,715	(280)	$4,289
2007	February 22, 2007	2006	April 5, 2007	3,083	(1,001)	$6,371
2008	February 26, 2008	2007	April 10, 2008	3,123	—	$9,494

			As of December 31, 2008	$12,315	$(2,821)

14.	Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1998. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its shareholders. It is the Company’s current intention to adhere to these requirements and maintain the Company’s qualification for taxation as a REIT. As a REIT, the Company generally will not be subject to federal corporate income tax on that portion of its net income that is currently distributed to shareholders. If the Company fails to qualify for taxation as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable-REIT subsidiaries is subject to federal, state and local income taxes. LHL is a wholly-owned taxable-REIT subsidiary of the Company and as such is required to pay income taxes at the applicable rates.

For federal income tax purposes, the cash distributions paid to the Company’s common shareholders of beneficial interest and preferred shareholders may be characterized as ordinary income, return of capital (generally non-taxable) or capital gains. Tax law permits certain characterization of distributions which could result in differences between cash basis and tax basis distribution amounts. The following characterizes distributions paid per common share of beneficial interest and preferred share on a tax basis for the years ended December 31, 2008 (estimated), 2007 and 2006:

	2008		2007		2006
	$	%	$	%	$	%
Common shares of beneficial interest
Ordinary income	$1.1340	60.16%	$1.6584	93.17%	$0.8159	52.30%
Return of capital	0.7510	39.84%	0.1216	6.83%	—	0.00%
Capital gain	—	0.00%	—	0.00%	0.3233	20.73%
Unrecaptured Section 1250 gain	—	0.00%	—	0.00%	0.4208	26.97%

	$1.8850	100.00%	$1.7800	100.00%	$1.5600	100.00%

Preferred shares (Series A)
Ordinary income	—	N/A	$1.1033	100.00%	$1.3435	52.43%
Capital gain	—	N/A	—	0.00%	0.5297	20.67%
Unrecaptured Section 1250 gain	—	N/A	—	0.00%	0.6893	26.90%

	$0.0000	0.00%	$1.1033	100.00%	$2.5625	100.00%

Preferred shares (Series B)
Ordinary income	$2.0938	100.00%	$2.0938	100.00%	$1.0978	52.43%
Capital gain	—	0.00%	—	0.00%	0.4328	20.67%
Unrecaptured Section 1250 gain	—	0.00%	—	0.00%	0.5632	26.90%

	$2.0938	100.00%	$2.0938	100.00%	$2.0938	100.00%

Preferred shares (Series D)
Ordinary income	$1.8750	100.00%	$1.8750	100.00%	$0.9831	52.43%
Capital gain	—	0.00%	—	0.00%	0.3875	20.67%
Unrecaptured Section 1250 gain	—	0.00%	—	0.00%	0.5044	26.90%

	$1.8750	100.00%	$1.8750	100.00%	$1.8750	100.00%

Preferred shares (Series E)
Ordinary income	$2.0000	100.00%	$2.0000	100.00%	$0.6729	52.43%
Capital gain	—	0.00%	—	0.00%	0.2605	20.30%
Unrecaptured Section 1250 gain	—	0.00%	—	0.00%	0.35	27.27%

	$2.0000	100.00%	$2.0000	100.00%	$1.2834	100.00%

Preferred shares (Series G)
Ordinary income	$1.8125	100.00%	$1.5809	100.00%	$—	—
Capital gain	—	0.00%	—	0.00%	—	—
Unrecaptured Section 1250 gain	—	0.00%	—	0.00%	—	—

	$1.8125	100.00%	$1.5809	100.00%	$0.0000	0.00%

For the year ended December 31, 2008, income tax benefit of $1,316 was comprised of a current federal, state and local tax expense of $1,052 and a deferred federal, state and local tax benefit of $2,368 on LHL’s net loss of $5,001 before income tax benefit.

The components of the LHL income tax (benefit) expense for the years ended December 31, 2008, 2007 and 2006 were as follows:

	For the year ended December 31,
	2008	2007	2006
Federal
Current	$18	$61	$—
Deferred	(1,410)	1,565	1,095
State & local
Current	221	330	(337)
Deferred	(958)	137	380

Income tax (benefit) expense	$(2,129)	$2,093	$1,138

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income for the years ended December 31, 2008, 2007 and 2006 as a result of the following differences:

	For the year ended December 31,
	2008	2007	2006
“Expected” federal tax (benefit) expense at statutory rate	$(1,700)	$1,568	$1,227
State income tax (benefit) expense, net of federal income tax effect	(311)	243	248
Other, net	(118)	282	(337)

Income tax (benefit) expense	$(2,129)	$2,093	$1,138

The components of LHL’s deferred tax assets as of December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007
LHL net operating losses	$15,859	$13,842
Bad debts	510	253
Golf memberships	474	629
Tax credit carryforwards	251	175
Other, net	390	218

Total deferred tax assets	$17,484	$15,117

The Company has estimated LHL’s income tax benefit using a combined federal and state statutory tax rate of 40.2%. As of December 31, 2008, the Company had a deferred tax asset of $17,484 primarily due to current and past years’ tax net operating losses. These loss carryforwards will expire in 2023 through 2028 if not utilized by then. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax asset and has determined that no valuation allowance is required. Reversal of the deferred tax asset in the subsequent years cannot be reasonably estimated.

15.	Earnings per Common Share

The limited partners’ outstanding limited partnership units in the Operating Partnership (which may be converted to common shares of beneficial interest) have been excluded from the diluted earnings per share calculation as there would be no effect on the amounts since the limited partners’ share of income would also be added back to net income. Any anti-dilutive shares have been excluded from the diluted earnings per share calculation. The Company’s adoption of FSP EITF 03-6-1 has resulted in the exclusion of distributed and undistributed earnings attributable to unvested restricted shares (participating securities), as applicable, from net income or loss attributable to common shareholders utilized in the basic and diluted earnings per share calculations. Net income figures, including amounts from discontinued operations, are presented net of noncontrolling interests in the earnings per share calculations. The computation of basic and diluted earnings per common share is presented below:

	For the year ended December 31,
	2008	2007	2006
Numerator:
Net income attributable to common shareholders before discontinued operations	$10,630	$31,011	$69,767
Discontinued operations	—	30,532	3,689

Net income attributable to common shareholders	10,630	61,543	73,456
Dividends paid on unvested restricted shares	(668)	(479)	(312)
Undistributed earnings attributable to unvested restricted shares	—	—	(55)

Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$9,962	$61,064	$73,089

Denominator:
Weighted average number of common shares - basic	40,158,745	39,852,182	39,356,881
Effect of dilutive securities:
Stock options and compensation-related shares	99,225	193,327	206,101

Weighted average number of common shares - diluted	40,257,970	40,045,509	39,562,982

Basic Earnings per Common Share:
Net income attributable to common shareholders per weighted average common share before discontinued operations and excluding amounts attributable to unvested restricted shares	$0.25	$0.77	$1.77
Discontinued operations	—	0.76	0.09

Net income attributable to common shareholders per weighted average common share excluding amounts attributable to unvested restricted shares	$0.25	$1.53	$1.86

Diluted Earnings per Common Share:
Net income attributable to common shareholders per weighted average common share before discontinued operations and excluding amounts attributable to unvested restricted shares	$0.25	$0.76	$1.76
Discontinued operations	—	0.76	0.09

Net income attributable to common shareholders per weighted average common share excluding amounts attributable to unvested restricted shares	$0.25	$1.52	$1.85

16.	Comprehensive Income

For the years ended December 31, 2008, 2007 and 2006, comprehensive income was $33,127, $89,755 and $97,707, respectively. As of December 31, 2008 and 2007, the Company’s accumulated other comprehensive income was zero. The changes in accumulated other comprehensive income were entirely due to the Company’s gains and losses on its interest rate derivative (Note 11). For the year ended December 31, 2006, the Company had an unrealized loss of $300 and a realized gain of $1,053 on its interest rate derivative.

17.	Supplemental Information to Statements of Cash Flows

	For the year ended December 31,
	2008	2007	2006
Interest paid, net of capitalized interest	$47,367	$44,920	$38,446

Interest capitalized	3,525	4,171	2,589

Income taxes paid (received), net of refunds	1,053	1,163	(209)

Distributions payable (common shares)	3,497	6,842	5,630

Distributions payable (preferred shares)	5,624	5,624	7,255

Redemption of preferred shares/units for common shares	13,120	—	2,010

Accrued capital expenditures	4,849	6,019	7,051

Issuance of restricted shares to employee and executives, net	11,568	2,621	9,126

Issuance of common shares for board of trustees compensation	152	165	216

Repurchase of common shares (treasury)	(955)	(1,038)	(1,016)

In conjunction with the sale of hotel property, the Company disposed of the following assets and liabilities:
Proceeds on sale, net of closing costs	$—	$(67,192)	$—
Other assets	—	(5,642)	—
Liabilities	—	1,202	—

Sale of hotel property	$—	$(71,632)	$—

In conjunction with property acquisitions, the Company assumed assets and liabilities and issued units as follows:
Real estate assets	$52,910	$—	$593,826
Mortgage debt at fair value	—	—	(36,380)
Common and preferred units	—	—	(30,505)
Other assets	—	—	6,391
Liabilities	(1,441)	—	(8,278)

Acquisition of properties	$51,469	$—	$525,054

18.	Subsequent Events

On January 1, 2009, Le Montrose Suite Hotel transitioned to a new lease with LHL. As a result, none of the Company’s properties are leased to third parties.

On January 1, 2009, the Company issued an aggregate of 20,543 common shares of beneficial interest, including 15,955 deferred shares to the independent members of its Board of Trustees for their 2008 compensation. These common shares were issued under the 1998 Plan.

On January 1, 2009, the Company received 32,945 common shares of beneficial interest related to executives and employees surrendering shares to pay taxes at the time restricted shares vested. The Company re-issued 4,588 of these treasury shares related to the 2008 compensation for the Board of Trustees.

On February 1, 2009 each of the 2,348,888 7.25% Series C Preferred Units was redeemed and the Company issued 2,348,888 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (liquidation preference $25 per share), $0.01 par value per share, to SCG Hotel DLP, LP. The issuance of the Series C Shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The Series C Preferred Shares are not currently listed on any exchange; however, there is a registration rights agreement between the Company and the holder of the shares, which allows for the shares to be registered in the future. As a result of the redemption of all the partnership interests issued in consideration for the hotel, the contingent obligation of the Company to reimburse the seller of the hotel up to $20,000 of taxes related to unrealized taxable gains created at the time of the Company’s acquisition of the hotel, as described in the Tax Reporting and Protection Agreement entered into by the Company, has become null and void.

On February 2, 2009, the Company repaid the Sheraton Bloomington Hotel Minneapolis South and Westin City Center Dallas mortgage loans in the amount of $38,385 plus accrued interest with cash and additional borrowings on its senior unsecured credit facility. The loans were due to mature in July 2009.

On February 4, 2009, the Company declared quarterly cash distributions to shareholders of the Company and partners of the Operating Partnership, in the amount of $0.01 per common share of beneficial interest/unit for the quarter ended March 31, 2009 payable on April 15, 2009. This is a reduction from $0.255 to $0.01 per quarter.

The Company paid the following common and preferred dividends subsequent to December 31, 2008:

Security Type	Share/ Unit	Dividend per Share/ Unit	For the Month/Quarter Ended		Declared	Record Date	Payable Date
Common	Share/Unit	$0.085	Month	31-Dec-2008	15-Oct-2008	31-Dec-2008	15-Jan-2009
Preferred Series B	Share	$0.52	Quarter	31-Dec-2008	n/a	1-Jan-2009	15-Jan-2009
Preferred Series C	Unit	$0.45	Quarter	31-Dec-2008	n/a	1-Jan-2009	15-Jan-2009
Preferred Series D	Share	$0.47	Quarter	31-Dec-2008	n/a	1-Jan-2009	15-Jan-2009
Preferred Series E	Share	$0.50	Quarter	31-Dec-2008	n/a	1-Jan-2009	15-Jan-2009
Preferred Series G	Share	$0.45	Quarter	31-Dec-2008	n/a	1-Jan-2009	15-Jan-2009

20.	Quarterly Operating Results (Unaudited)

The Company’s unaudited consolidated quarterly operating data for the years ended December 31, 2008 and 2007 (in thousands, except per share data) follows. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data. It is also management’s opinion, however, that quarterly operating data for hotel enterprises are not indicative of results to be achieved in succeeding quarters or years.

	Year Ended December 31, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total revenues from continuing operations	$129,652	$201,067	$195,626	$157,191
Total expenses from continuing operations	137,465	173,484	176,159	158,062

Net (loss) income from continuing operations	(7,813)	27,583	19,467	(871)
Net income from discontinued operations	—	—	—	—

Net (loss) income	(7,813)	27,583	19,467	(871)
Net income attributable to noncontrolling interests	(1,393)	(1,414)	(1,309)	(1,123)
Distributions to preferred shareholders	(5,624)	(5,624)	(5,625)	(5,624)
Issuance costs of redeemed preferred shares	—	—	—	—

Net (loss) income attributable to common shareholders	$(14,830)	$20,545	$12,533	$(7,618)

Earnings per weighted average common share outstanding -basic:
Net (loss) income attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$(0.37)	$0.51	$0.30	$(0.19)
Discontinued operations	—	—	—	—

Net (loss) income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(0.37)	$0.51	$0.30	$(0.19)

Earnings per weighted average common share outstanding - diluted:
Net (loss) income attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$(0.37)	$0.51	$0.30	$(0.19)
Discontinued operations	—	—	—	—

Net (loss) income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(0.37)	$0.51	$0.30	$(0.19)

Weighted average number of common shares outstanding:
Basic	39,919,144	39,919,144	40,264,498	40,526,984
Diluted	40,074,146	40,036,486	40,350,444	40,589,103

	Year Ended December 31, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total revenues from continuing operations	$132,644	$184,708	$182,712	$163,059
Total expenses from continuing operations	134,450	158,140	155,273	149,669

Net (loss) income from continuing operations	(1,806)	26,568	27,439	13,390
Net income from discontinued operations	30,398	16	44	75

Net income	28,592	26,584	27,483	13,465
Net income attributable to noncontrolling interests	(1,601)	(1,600)	(1,616)	(1,552)
Distributions to preferred shareholders	(7,471)	(5,624)	(5,625)	(5,624)
Issuance costs of redeemed preferred shares	(3,868)	—	—	—

Net income attributable to common shareholders	$15,652	$19,360	$20,242	$6,289

Earnings per weighted average common share outstanding - basic:
Net (loss) income attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$(0.37)	$0.48	$0.50	$0.16
Discontinued operations	0.76	—	—	—

Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.39	$0.48	$0.50	$0.16

Earnings per weighted average common share outstanding - diluted:
Net (loss) income attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$(0.37)	$0.48	$0.50	$0.15
Discontinued operations	0.76	—	—	—

Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.39	$0.48	$0.50	$0.15

Weighted average number of common shares outstanding:
Basic	39,843,954	39,854,720	39,854,950	39,854,950
Diluted	40,047,167	40,051,566	40,044,923	40,036,398